EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Delaware Group® Government Fund of our report dated September 16, 2022, relating to the financial statements and financial highlights, which appears in Delaware Strategic Income Fund’s Annual Report on Form N-CSR for the year ended July 31, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 8, 2023